Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
May 6, 2009		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES FIRST QUARTER 2009 RESULTS;

UPDATES 2009 EARNINGS GUIDANCE

•	Net loss of Financial Services Businesses attributable to Prudential Financial, Inc. of $5 million; net income of 1 cent per Common share

•	After-tax adjusted operating income of $436 million, or $1.05 per Common share

•	Significant items included in these results:

•

Pretax charges of $327 million in Individual Annuities to strengthen reserves for guaranteed minimum death and income benefits and to accelerate amortization of deferred policy acquisition and other costs

•	Pretax benefit of $249 million in Individual Annuities and Retirement to reflect change in the company’s market-based non-performance risk

•	Net loss reflects pretax losses from impairments and sales of credit-impaired fixed income investments of $465 million and $253 million of impairments on equity securities

•	Operational highlights for the first quarter:

•	Individual Annuity net sales $643 million, up from $620 million a year ago

•	Full Service Retirement gross deposits and sales of $10.5 billion and net additions $6.3 billion, up from gross deposits and sales of $4.6 billion and net additions of $653 million a year ago

•	Individual life annualized new business premiums, $84 million, up from $79 million a year ago

•	Group insurance annualized new business premiums of $344 million, up from $226 million a year ago

•	International insurance constant dollar basis annualized new business premiums of $329 million, unchanged from a year ago

•	Assets under management, $542 billion at March 31, 2009, compared to $558 billion at December 31, 2008

•

Parent company cash and short-term investments of $4.7 billion at March 31 after repurchases during the quarter of $245 million original principal amount of Prudential Financial convertible debt securities

•	Achieved reductions in exposure to short-term financing markets, largely through planned runoff of commercial paper borrowings

-more-

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported a net loss of its Financial Services Businesses attributable to Prudential Financial, Inc. of $5 million for the first quarter of 2009, compared to net income attributable to Prudential Financial, Inc. of $68 million for the year-ago quarter. Net income per Common share was 1 cent for the first quarter of 2009 and 18 cents for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $436 million ($1.05 per Common share) for the first quarter of 2009, compared to $692 million ($1.57 per Common share) for the first quarter of 2008. Adjusted operating income is a non-GAAP measure as discussed below.

“While our current quarter results continue to reflect unfavorable market and economic conditions, our solid balance sheet and product portfolio support highly attractive value propositions for clients focused on financial security and peace of mind. We view the positive net flows registered by our U.S. retirement, annuities and asset management businesses and the solid sales results in our domestic and international insurance businesses as validation of our core business models, as well as the dedication of our associates in these difficult times. We are focused on maintaining and bolstering the financial strength that has supported our commitment to keep our promises for more than 130 years,” said Chairman and Chief Executive Officer John Strangfeld.

“Considering current financial market conditions, including equity market levels, interest rates and credit spreads, we believe that Prudential Financial will achieve Common Stock earnings per share for 2009 in the range of $4.80 to $5.20 based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes appreciation of 2% per quarter in the S&P 500 index, commencing with its close as of December 31, 2008,” Strangfeld said. The 2009 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

-more-

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance and Investments divisions and its Corporate and Other operations.

Reported results for the first quarter of 2009 and earlier periods presented reflect the implementation of new accounting guidance issued by the Financial Accounting Standards Board, as discussed under “New Accounting Guidance” later in this release. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $175 million for the first quarter of 2009, compared to $358 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $17 million in the current quarter, compared to $115 million in the year-ago quarter. Current quarter results include charges of $215 million to strengthen reserves for guaranteed minimum death and income benefits and $112 million representing a net increase in amortization of deferred policy acquisition and other costs reflecting an updated estimate of profitability for this business. These charges were largely driven by declines in customer account values through March 31, 2009. Results for the year-ago quarter included net charges of $15 million from adjustment of these items to recognize experience in that period. Mark-to-market of embedded derivatives and related hedge positions associated with living benefits, after amortization of deferred policy acquisition and other costs, resulted in a net benefit of $261 million to current quarter adjusted operating income, which included a benefit of $236 million from the required adjustment of embedded derivative liabilities

-more-

for living benefits to recognize market-based non-performance risk associated with our own credit standing. Results for the year-ago quarter included net charges of $17 million from mark-to-market of these embedded derivatives and related hedge positions. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment declined $64 million from the year-ago quarter, primarily reflecting lower fees driven by market value declines in customer account values.

The Retirement segment reported adjusted operating income of $159 million for the current quarter, an increase of $35 million from the year-ago quarter. The increase primarily resulted from a greater contribution from net investment spreads, which more than offset lower fees associated with market value declines in customer account values. In addition, current quarter results benefited $13 million from the required adjustment of liabilities for contract guarantees to recognize market-based non-performance risk.

The Asset Management segment reported a loss of $1 million for the current quarter, compared to adjusted operating income of $119 million for the year-ago quarter. The decrease came primarily from lower performance-based fees, primarily related to institutional real estate funds, and less favorable results from proprietary investing activities. In addition, asset management fees were below the level of the year-ago quarter, reflecting market value declines in assets under management which more than offset net inflows of institutional funds.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $133 million for the first quarter of 2009, compared to $186 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $40 million for the current quarter, compared to $96 million in the year-ago quarter. The decrease came primarily from higher net amortization of deferred policy acquisition costs and other items relating to current quarter experience, together with related costs, driven by unfavorable separate account

-more-

performance. In addition, current quarter results reflected less favorable mortality experience than that of the year-ago quarter, and lower fees associated with customer account values because of market value declines.

The Group Insurance segment reported adjusted operating income of $93 million in the current quarter, compared to $90 million in the year-ago quarter. Current quarter results benefited from more favorable group life and disability claims experience than in the year-ago quarter, while results for the year-ago quarter included a $20 million benefit from a cumulative adjustment of premiums for earlier periods on a large group life insurance case.

The International Insurance and Investments division reported adjusted operating income of $435 million for the first quarter of 2009, compared to $439 million in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $425 million for the current quarter, an increase of $12 million from the year-ago quarter. The segment’s Life Planner insurance operations reported adjusted operating income of $294 million for the current quarter, an increase of $9 million from the year-ago quarter, reflecting continued business growth which was partially offset by current quarter expenses related to technology improvements and the estimated liability for Japanese guaranty fund assessments. The segment’s Gibraltar Life operations reported adjusted operating income of $131 million for the current quarter, compared to $128 million in the year-ago quarter. A greater contribution from investment results, reflecting portfolio strategies including increased investing in U.S. dollar-based securities, was largely offset by a less favorable level of expenses and policy benefits. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, did not have a significant effect on the comparison of results for the segment’s international insurance businesses.

-more-

The International Investments segment reported adjusted operating income of $10 million for the current quarter, compared to $26 million in the year-ago quarter. The decrease resulted primarily from less favorable results from the segment’s Korean asset management operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $166 million in the first quarter of 2009, compared to a loss of $51 million in the year-ago quarter. The increased loss came primarily from increased interest expense, net of investment income, reflecting a greater level of capital debt including $1.5 billion of junior subordinated long-term debt securities issued in 2008, and lower earnings from the investment of debt issuance proceeds. The increase in net financing costs was partly offset by a $7 million benefit to current quarter results from the repurchase of $245 million original principal amount of Prudential Financial convertible debt securities due in 2037 which were offered to the Company by certain holders in individually negotiated transactions at a discount. The Company’s real estate and relocation business reported a loss of $63 million for the current quarter, compared to a loss of $23 million in the year-ago quarter, reflecting unfavorable residential real estate market conditions.

Assets under management amounted to $542 billion at March 31, 2009, compared to $558 billion at December 31, 2008.

The net loss of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $5 million for the first quarter of 2009, compared to net income attributable to Prudential Financial, Inc. of $68 million in the year-ago quarter.

The current quarter net loss includes $666 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses in the current quarter include $719 million of losses from impairments and sales of credit-impaired investments and $138 million representing decreases in market value of certain externally managed investments in the European market. The losses from impairments and sales of credit-impaired securities reflect $465 million on fixed maturity investments, including $240 million relating to asset-backed securities collateralized

-more-

by sub-prime mortgages, and $253 million of impairments on equity securities. The foregoing realized investment losses were partially offset by net realized gains from general account portfolio activities during the quarter.

At March 31, 2009, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $11.248 billion, including $8.462 billion on investment-grade securities. Gross unrealized losses include $2.634 billion related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at March 31, 2009 include $7.780 billion of declines in value of 20% or more of amortized cost, of which $6.953 billion represents such declines in value for three months or more. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $11.251 billion at year-end 2008. Net unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $7.514 billion at March 31, 2009, compared to $6.567 billion at December 31, 2008.

The net loss for the current quarter also reflects pre-tax increases of $145 million in recorded asset values and $45 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. The net loss for the current quarter also includes $32 million of pre-tax losses from divested businesses, primarily reflecting a $25 million pre-tax loss from the Company’s retail securities brokerage joint venture with Wachovia and related costs. On January 1, 2008, Wachovia combined the acquired retail securities brokerage business of A.G. Edwards, Inc. with the joint venture. The Company’s estimated share of the results of the joint venture and transition costs, subsequent to this combination, is based on a diluted ownership level which is currently being finalized. As previously announced, the Company intends to exercise its right under the “lookback” option to put its joint venture interests to Wells Fargo, which acquired Wachovia on December 31, 2008. Under the terms of the joint venture agreements, closing of the

-more-

put transaction would occur on or about January 1, 2010. The current quarter loss reflects absorption, through our estimated share of joint venture results, of $17 million of transition costs related to Wachovia’s acquisition of A. G. Edwards.

Net income of the Financial Services Businesses for the year-ago quarter included $678 million of pre-tax net realized investment losses and related charges and adjustments, decreases of $262 million in recorded assets and $200 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and losses of $67 million from divested businesses, in each case before income taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $30 million for the first quarter of 2009, compared to a loss from continuing operations before income taxes of $26 million for the year-ago quarter. The Closed Block Business reported net income attributable to Prudential Financial, Inc. for the first quarter of 2009 of $19 million, compared to a net loss attributable to Prudential Financial, Inc. of $8 million for the year-ago quarter.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

-more-

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $14 million for the first quarter of 2009 compared to $60 million for the year-ago quarter.

New Accounting Guidance

Effective January 1, 2009, the company adopted new FASB guidance for determination of whether markets are considered “inactive” and whether transactions in those markets are considered “distressed” for purposes of measuring the fair value of assets or liabilities (“FSP FAS 157-4”), and for the recognition of other-than-temporary impairment of debt securities (“FSP FAS 115-2 and FAS 124-2”). The latter guidance requires a bifurcation of other than temporary declines in value of debt securities, in instances where the company neither intends to sell the security nor is more likely than not to be required to sell the security, prior to recovery of book value. Under this guidance, the portion of the decline in value that represents a reduction of expected cash flows from the security is to be recognized by a charge to net income, while the remainder of the decline in value is recognized within accumulated other comprehensive income. As a result of the transition adjustment required by this guidance, attributed equity of the Financial Services Businesses excluding total accumulated other comprehensive income as of January 1, 2009 was increased by $675 million, with a corresponding reduction to accumulated other comprehensive income. This transition adjustment reflected $1.1 billion of previously recorded other-than-temporary impairments on debt securities, on a pretax basis, representing the portion of decline in fair value of the securities that is not associated with an estimated decrease in expected cash flows. During the first quarter of 2009, declines in value of debt securities held by the Financial Services Businesses for which other-than-temporary impairments were determined to have occurred amounted to $1.1 billion on a pre-tax basis, of which $424 million represented reductions in expected cash flows and were consequently included in realized investment losses, while the remaining $658 million was recorded within accumulated other comprehensive income.

-more-

In addition, effective January 1, 2009, the company adopted new FASB guidance for convertible debt securities (“FSP APB 14-1”). This guidance requires bifurcation of certain convertible debt instruments, including those issued by the company in 2006 and 2007, into a debt component and an equity component. The retroactive implementation of this guidance, as required by FASB, resulted in an increase in interest expense within Corporate and Other results, with a corresponding negative impact on pretax adjusted operating income, of $15 million for the first quarter of 2008. The adoption of this guidance also resulted in a decrease of $20 million in reported short-term debt of the Financial Services Businesses as of December 31, 2008, with a corresponding increase in additional paid-in capital.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release including (but not limited to) those in the third paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets, particularly in light of ongoing severe economic conditions and the severe stress experienced by the global financial markets that began in the second half of 2007 and has continued and substantially increased since then; (2) the availability and cost of external financing for our operations, which has been affected by the stress experienced by the

-more-

global financial markets; (3) interest rate fluctuations; (4) reestimates of our reserves for future policy benefits and claims; (5) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (6) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (7) changes in our claims-paying or credit ratings; (8) investment losses, defaults and counterparty non-performance; (9) competition in our product lines and for personnel; (10) changes in tax law; (11) economic, political, currency and other risks relating to our international operations; (12) fluctuations in foreign currency exchange rates and foreign securities markets; (13) regulatory or legislative changes, including government actions in response to the stress experienced by the global financial markets; (14) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (15) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (16) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (17) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (18) changes in statutory or U.S. GAAP accounting principles, practices or policies; (19) changes in assumptions for retirement expense; (20) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (21) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. As noted above, the adverse market and economic conditions that began in the second half of 2007 have continued and substantially worsened since then. The foregoing risks are even more pronounced in these unprecedented market and economic conditions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

-more-

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities related to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

-more-

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the excluded items are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that are expected to ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2008, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, May 7, 2009 at 11 a.m. ET, to discuss with the investment community the Company’s first quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through May 22. Institutional investors, analysts, and other members of the professional

-more-

financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on May 7, through May 14, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 986903.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $542 billion of assets under management as of March 31, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. The Company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2009	2008
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$3,261	$3,102
Policy charges and fee income	734	824
Net investment income	2,064	2,111
Asset management fees, commissions and other income	1,949	887

Total revenues	8,008	6,924

Benefits and expenses:
Insurance and annuity benefits	3,464	3,082
Interest credited to policyholders’ account balances	1,086	806
Interest expense	247	298
Other expenses	2,634	1,806

Total benefits and expenses	7,431	5,992

Adjusted operating income before income taxes	577	932
Income taxes, applicable to adjusted operating income	141	240

Financial Services Businesses after-tax adjusted operating income (1)	436	692

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(666)	(678)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	145	(262)
Change in experience-rated contractholder liabilities due to asset value changes	(45)	200
Divested businesses	(32)	(67)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	3	(36)

Total reconciling items, before income taxes	(595)	(843)
Income taxes, not applicable to adjusted operating income	(148)	(199)

Total reconciling items, after income taxes	(447)	(644)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	(11)	48
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	5	19

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	(6)	67
Earnings attributable to noncontrolling interests	(11)	24

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	(17)	91
Income from discontinued operations, net of taxes	1	1

Net income (loss) of Financial Services Businesses	(16)	92
Less: Income (loss) attributable to noncontrolling interests	(11)	24

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(5)	$68

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2009	2008
Earnings per share of Common Stock (diluted) (2)(3):

Financial Services Businesses after-tax adjusted operating income	$1.05	$1.57
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(1.57)	(1.52)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.34	(0.59)
Change in experience-rated contractholder liabilities due to asset value changes	(0.11)	0.45
Divested businesses	(0.08)	(0.15)
Difference in earnings allocated to participating unvested share-based payment awards	0.01	0.01

Total reconciling items, before income taxes	(1.41)	(1.80)
Income taxes, not applicable to adjusted operating income	(0.37)	(0.41)

Total reconciling items, after income taxes	(1.04)	(1.39)

Income from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	0.01	0.18
Income from discontinued operations, net of taxes	—	—

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$0.01	$0.18

Weighted average number of outstanding Common shares (basic)	422.1	442.1

Weighted average number of outstanding Common shares (diluted)	423.2	446.9

Direct equity adjustment for earnings per share calculation (2)	$11	$12
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation (3)
Financial Services Businesses after-tax adjusted operating income	$4	$4
Income from continuing operations (after-tax) of Financial Services Businesses	$—	$—
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$14,349	$21,532
Per share of Common Stock - diluted	33.83	48.56
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$20,337	$22,547
Per share of Common Stock - diluted	47.95	50.85
Number of diluted shares at end of period	424.1	443.4

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$17	$115
Retirement	159	124
Asset Management	(1)	119

Total U.S. Retirement Solutions and Investment Management Division	175	358

Individual Life	40	96
Group Insurance	93	90

Total U.S. Individual Life and Group Insurance Division	133	186

International Insurance	425	413
International Investments	10	26

Total International Insurance and Investments Division	435	439

Corporate and Other operations	(166)	(51)

Financial Services Businesses adjusted operating income before income taxes	577	932

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(666)	(678)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	145	(262)
Change in experience-rated contractholder liabilities due to asset value changes	(45)	200
Divested businesses	(32)	(67)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	3	(36)

Total reconciling items, before income taxes	(595)	(843)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$(18)	$89

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended March 31
	2009	2008
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,163	$2,846

Net sales	$643	$620

Total account value at end of period	$61,205	$78,417

Retirement Segment:
Full Service:
Deposits and sales	$10,489	$4,586

Net additions	$6,258	$653

Total account value at end of period	$102,159	$107,060

Institutional Investment Products:
Gross additions	$627	$1,810

Net additions (withdrawals)	$(1,410)	$108

Total account value at end of period	$49,030	$51,667

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$152.7	$174.2
Retail customers	61.3	81.8
General account	172.3	177.9

Total Investment Management and Advisory Services	$386.3	$433.9

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$4.9	$6.3

Net additions, other than money market	$0.3	$2.0

Retail Assets Under Management (in billions):
Gross additions, other than money market	$3.5	$3.5

Net additions, other than money market	$0.2	$1.0

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Excluding corporate-owned life insurance
Variable life	$4	$11
Universal life	28	17
Term life	52	51

Total excluding corporate-owned life insurance	84	79
Corporate-owned life insurance	—	—

Total	$84	$79

Group Insurance Annualized New Business Premiums (4):
Group life	$210	$112
Group disability	134	114

Total	$344	$226

International Insurance and Investments Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$333	$329

Constant exchange rate basis:	$329	$329

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended March 31
	2009	2008
Closed Block Business Data:
Income Statement Data:
Revenues	$1,140	$1,671
Benefits and expenses	1,110	1,697

Income (loss) from continuing operations before income taxes	30	(26)
Income taxes	11	(18)

Closed Block Business income (loss) from continuing operations	19	(8)
Income from discontinued operations, net of taxes	—	—

Closed Block Business net income (loss)	19	(8)

Less: Income attributable to noncontrolling interests	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$19	$(8)

Direct equity adjustment for earnings per share calculation (2)	(11)	(12)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$8	$(20)

Income (loss) from continuing operations per share of Class B Stock	$4.00	$(10.00)
Income from discontinued operations, net of taxes per share of Class B Stock	—	—

Net income (loss) per share of Class B Stock	$4.00	$(10.00)

Weighted average diluted shares outstanding during period	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$(1,419)	$1,213
Per Share of Class B Stock	(709.50)	606.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,267	$1,302
Per Share of Class B Stock	633.50	651.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$8,563	$7,564
Benefits and expenses	8,551	7,501

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	12	63
Income tax expense	4	23

Income from continuing operations before equity in earnings of operating joint ventures	8	40
Equity in earnings of operating joint ventures, net of taxes	(6)	43

Income from continuing operations	2	83
Income from discontinued operations, net of taxes	1	1

Consolidated net income	3	84
Less: Income (loss) attributable to noncontrolling interests	(11)	24

Net income attributable to Prudential Financial, Inc.	$14	$60

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$(5)	$68
Closed Block Business	19	(8)

Consolidated net income attributable to Prudential Financial, Inc.	$14	$60

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$427.5	$478.3
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$386.3	$433.9
Non-proprietary assets under management	75.1	111.5

Total managed by U.S. Retirement Solutions and Investment Management Division	461.4	545.4
Managed by U.S. Individual Life and Group Insurance Division	11.9	14.7
Managed by International Insurance and Investments Division	68.4	71.0

Total assets under management	541.7	631.1
Client assets under administration	98.8	129.4

Total assets under management and administration	$640.5	$760.5

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes "Realized investment gains (losses), net", as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income does not equate to "Income from continuing operations" as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Under new guidance effective January 1, 2009, U.S. GAAP requires unvested share-based payment awards that contain nonforfeitable rights to dividends to be included as participating securities in the computation of earnings per share pursuant to the two-class method. Under this method, earnings of the Financial Services Businesses are allocated between Common Stock and the participating awards, as if the awards were a second class of stock.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 106 per U.S. dollar; Korean won 950 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.